EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 25, 2003 between The Wet Seal, Inc., a Delaware corporation, whose executive offices are located at 26972 Burbank, Foothill Ranch, California 92610 (“Company”), and Allan D. Haims (“Employee”), with respect to the following:

A. Company desires to employ Employee and Employee desires to be employed by Company.

NOW, THEREFORE, the parties agree as follows:

1. Position and Employment Period.

Effective August 25, 2003 (the “Effective Date”) Company shall employ Employee as President of the Wet Seal division of Company (the “Position”), and Employee shall accept such employment, on the terms and conditions set forth herein. The term of Employee’s employment with Company shall commence on the Effective Date and shall terminate on August 25, 2006, unless terminated sooner by either party in accordance with the provisions of Section 3 below (the “Employment Period”); provided that Company will give Employee at least 120 days prior written notice before August 25, 2006 if Company desires to negotiate for an extension of the Employment Period. The principal place of employment of Employee shall be at the Company’s headquarters as set forth above (or at such other location within the 35-mile radius of its current location as it may be relocated); provided that Employee may be required to travel on Company business during the Employment Period.

1.1. Duties.

Employee shall have the powers and shall perform the services and duties as may from time to time be decided upon by Company that are customarily associated with the Position. Employee shall comply with Company’s policies and rules, as they may be in effect from time to time during the term of Employee’s employment with Company, notice of which has been provided to Employee in writing. Employee further agrees that, except in accordance with Company’s personnel policies covering employee vacations, leaves and reasonable periods of illness or other incapacitation, Employee shall devote all of Employee’s business time and services to the business and interest of Company; provided that Employee may devote such time that the Employee deems appropriate for managing his own investment portfolio and may be a member of the Board of Directors of non-profit, civic or charitable organizations so long as it does not materially interfere or conflict with the Position. Employee shall perform the duties assigned to Employee to the best of Employee’s ability and in the best interests of Company.

1.2. Reporting.

Employee will report directly to the Chief Executive Officer of the Company (“CEO”). The following employees will report directly to Employee: General Merchandise Manager, Vice President—Planning and Allocation, Vice President—Design, Vice President—Store Operations, Vice President—Marketing, and other employees as designated by Company.

1.3. Representations, Warranties and Certain Covenants.

Employee represents and warrants to Company that (i) Employee has the right to enter into this Agreement and is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee’s obligations under this Agreement, and (ii) the provisions of this Agreement and the performance hereof by Employee do not violate any other contracts or agreements to which Employee is a party and that would adversely affect Employee’s ability to perform Employee’s obligations hereunder. Employee will not enter into any agreement, either oral or written, that will adversely affect his ability to perform Employee’s obligations hereunder, and Employee will not use or disclose, in connection with Employee’s employment with Company, any trade secrets or other proprietary information or intellectual property in which Employee or any other individual, corporation, partnership, limited liability company, trust, association or other entity (each, a “Person”) other than Company has any right, title or interest.

Company represents and warrants to Employee that (1) Company has the right to enter into this Agreement and is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with its obligations under this Agreement and (2) the provisions of this Agreement and the performance hereof by Company do not violate any other contracts or agreements to which Company is a party and that would adversely affect Company’s ability to perform its obligations hereunder.

2. Compensation.

In consideration of the services to be rendered by Employee under this Agreement:

2.1. Base Compensation.

Company shall pay to Employee a base annual salary of Three Hundred Ninety-five Thousand Dollars ($395,000) (“Base Salary”), payable in twenty-six (26) bi-weekly equal installments of Fifteen Thousand, One Hundred Ninety-two Dollars and Thirty-one Cents ($15,192.31) in accordance with Company’s customary payroll practices. The Board of Directors of Company (the “Board”) shall review Employee’s Base Salary annually and may make increases thereto in accordance with the compensation practices and guidelines of the Company. Regardless of the foregoing, the Base Salary then in effect will be increased by at least 5% each year, with the effective date of the increase for a particular year to be the date that Company generally implements salary raises for its executive officers in the ordinary course during that year (but in no event later than May 1 of each year).

2.2. Annual Bonus.

Provided that Employee is employed as of the end of the Company’s fiscal year (January 31 of each year), Employee shall be eligible to receive a bonus (“Annual Bonus”) in an amount up to 50% of Employee’s then Base Salary, with the actual amount of the Annual Bonus for such year determined based on the same earnings per share formula used to calculate bonuses for other executive officers at Company, unless otherwise agreed by Company and Employee in writing. The Annual Bonus will be pro rated based on the number of days Employee was employed during such fiscal year and will be paid in a lump sum within 90 days of the end of such fiscal year. The Board (or a committee thereof) may increase the amount of any Annual Bonus in its sole discretion. Employee shall not be eligible for an Annual Bonus under this provision if Employee is not employed as of the end of the fiscal year for which it is awarded.

2.3. Stock Options.

(a) Subject to the approval of the Board and pursuant to and subject to the terms of the Company’s stock option plan(s), as soon as practical after the Effective Date Company will grant Employee options to purchase one hundred thousand (100,000) shares of the Company’s Class A common stock (the “Option”) under such terms and conditions as provided for under the Company’s Amended and Restated 1996 Long-Term Incentive Plan (“the Stock Option Plan”) which are not inconsistent with clause (b) below. To the maximum extent permitted under Section 422 of the Internal Revenue Code, the Options are intended to qualify as “incentive stock options.”

(b) The Option shall be granted subject to the following terms and conditions: (i) the Option shall be granted under the Company’s Stock Option Plan; (ii) the exercise price per share of each Option shall be equal to the greater of the 30-day trailing average price of the common stock from the date of grant or the closing price on the date of the grant (with the grant date as August 25, 2003); (iii) the Option shall be vested as to 33 1/3% of the shares subject to the Option on the first anniversary of the date of grant and as to an additional 33 1/3% of the shares subject to the Option on each of the second and third anniversaries of the date of grant; provided, that, the Option shall cease to vest upon the termination of Employee’s employment; (iv) the Option shall be exercisable for the ten year period following the date of grant; provided, that, upon the termination of Employee’s employment, the Option shall remain exercisable only for the period as provided in the Stock Option Plan or the Stock Option Agreement as defined herein, depending on the circumstances of such termination; and (v) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof (the “Stock Option Agreement”).

(c) During the Employment Period, Employee shall be eligible to be granted performance shares and additional options consistent with grants made to other executive officers, in all cases as determined by the Board (or a committee thereof) in its sole discretion.

2.4. Vacation Benefits.

Employee shall be entitled to three weeks of vacation annually to be used and accrued in accordance with the Company’s vacation policy as it shall be in effect from time to time. In addition, Employee shall receive other paid time-off in accordance with the Company’s policies for executive officers as they may exist from time to time.

2.5. Automobile Allowance.

Employee shall be entitled to reimbursement of $500 per month to defray the cost of maintaining an automobile. Employee shall also be entitled to reimbursement of reasonable and appropriate automobile insurance. Such amount shall be reported to the Internal Revenue Service as part of the Employee’s compensation.

2.6. Group Benefits.

Employee and his spouse and dependents shall be entitled to participate in all medical, dental, vision, life insurance, disability and any other benefit or insurance plans established by Company and made available to its other executive officers in accordance with the terms of such plans as they may be in effect from time to time.

2.7. Other Fringe Benefits.

Employee shall be entitled to participate in all fringe benefits as are generally made available by Company to its executive officers and may be in effect from time to time.

2.8. Business Expenses.

Company will reimburse Employee for reasonable business expenses incurred in performing his duties and promoting the business of Company in accordance with the Company’s business expense reimbursement policies. These expenses may include, but are not limited to, reasonable entertainment expenses, travel and lodging expenses, long distance and cellular telephone expenses, and approved professional memberships in accordance with Company’s business expense reimbursement policies.

2.9. Indemnification; Insurance.

Employee’s Position will be added as an additional named insured, in his capacity as an officer or director, under all liability insurance policies now in force or hereafter obtained covering any officer or director of Company. Company will indemnify Employee in his capacity as an officer and/or director and hold him harmless from any cost, expense or liability arising out of or relating to Company to the maximum extent provided by Company’s Certificate of Incorporation and Bylaws and by applicable law, and Company will execute and deliver such further instruments as reasonably requested by Employee to effect the foregoing.

3. Termination.

3.1. Due to Death or Disability.

If Employee dies during the Employment Period, Employee’s employment shall terminate as of the date of his death. The Company may terminate Employee if he becomes “disabled,”

as defined below, upon written notice to Employee. Such termination shall not be a breach of this Agreement. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Employee becomes unable to continue the regular performance of Employee’s duties hereunder for ninety (90) consecutive days or for one hundred twenty (120) non-consecutive days in any three hundred sixty-five (365) day period, or, if this provision is inconsistent with any applicable law, for such longer period or periods as permitted by law.

3.2. By the Company Without “Cause”.

The Company may terminate this Agreement without Cause (as hereinafter defined) at any time following the Effective Date upon 30 days prior written notice to Executive. Such termination shall not be a breach of this Agreement.

3.3. By the Company For Cause.

The Company may terminate Employee’s employment for Cause at any time by providing Employee written notice of its intent to terminate him for Cause which sets forth in reasonable detail the Company’s basis for such termination. Such termination shall not be a breach of this Agreement. For purposes of this Agreement, Cause shall mean:

(a)	Employee’s continued failure to perform the specific, lawful directives of the current CEO (i.e., as of the Effective Date) or Board concerning Employee’s duties with Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness) after (i) a good-faith written demand of the current CEO (i.e., as of the Effective Date) or Board for substantial performance is delivered to Employee which identifies the specific manner in which the Board believes that Employee has not performed his duties and (ii) a reasonable opportunity (of not less than 30 days) is provided to Employee to substantially cure such failure, provided it is a curable event;

(b)	Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any other comparable crime under applicable law;

(c)	Employee’s commission of any act of theft, embezzlement or misappropriation against the Company;

(d)	Employee’s willful breach of the known (by Employee) and written standards set by the Company’s Business Ethics Policy and Code of Conduct;

(e)	Employee’s material breach of a material term of this Agreement or material breach of any written or otherwise known material Company policy or standard of conduct known by Employee; provided that a reasonable opportunity (of not less than 30 days) is provided to Employee to substantially cure such failure, and provided it is a curable event; and

(f)	Employee’s use of illegal drugs or abuse of alcohol or legally prescribed drugs; and/or

(g)	Breach of a material representation made by Employee hereunder, provided that a reasonable opportunity (of not less than 30 days) is provided to Employee to substantially cure such failure, and provided it is a curable event.

3.4. By Employee for Good Reason.

Employee may terminate this Agreement for Good Reason (as defined below) within 90 days after the occurrence of an event giving rise to such Good Reason by providing written notice to the Company describing the claimed event or circumstance and setting forth Employee’s intention to terminate Employee’s employment with Company; provided Company is first provided a reasonable opportunity of 30 days to substantially cure such event, provided it is a curable event. For purposes of this Agreement, “Good Reason” shall mean that any of the following have occurred: (i) the Company has materially breached a material term of this Agreement, (ii) Employee is directed to perform an act that Employee reasonably believes to be in contravention of law, or which Employee reasonably believes would subject himself to material liability or would constitute an act of perjury by Employee (including but not limited to any requirement to execute any instrument in support of any certificate required by Company in any public filing or periodic or current report of Company) despite his express written objection addressed to the Chief Executive Officer or to the Board with respect to such action, (iii) there is a material reduction in the nature or scope of Employee’s responsibilities, (iv) there is any change in Employee’s title, (v) there is any reduction in Employee’s Base Salary or any reduction in Employee’s benefits (other than any reduction in benefits generally applicable to similarly situated officers of Company) or (vi) Employee is required to relocate his principal place of business outside a radius of 35 miles from the current principal place of business of Company. Such termination shall not be a breach of this Agreement.

3.5. By Employee without Good Reason.

Employee may terminate this Agreement without Good Reason by providing at least one hundred twenty (120) days written notice to the Company. Such termination shall not be a breach of this Agreement.

3.6. Expiration of the Employment Period.

Employee’s employment shall automatically terminate upon expiration of the Employment Period unless the parties agree to extend the Employment Period or continue the employment relationship “at will.”

3.7. Termination Payment.

For purposes of this Section 3.7, the “Severance Period” will mean the period beginning on the Termination Date as defined herein and ending on the later of (i) August 25, 2006 or (ii) the 12-month anniversary of the Termination Date; provided that if such period is longer than 24 months, the Severance Period will instead mean the period beginning on the Termination Date and ending on the 24-month anniversary of the Termination Date.

(a)	Amount. In the event that Employee’s employment is terminated pursuant to Sections 3.1 through 3.6, Employee shall continue to render services to the

Company pursuant to this Agreement until his date of death or the date of termination (“Termination Date”) and shall continue to receive compensation and payment for any unreimbursed expenses incurred and other accrued employee benefits as provided in this Agreement, through the Termination Date. If requested by the Board, effective on the Termination Date, Employee shall resign all directorships and officerships Employee then holds with the Company and its affiliates. Subject to Section 3.7(c) below, in the event Employee’s employment is terminated pursuant to Section 3.2 or 3.4, Employee shall be entitled to receive, as severance for such termination, (i) throughout the Severance Period continued payment of the Base Salary at the rate in effect immediately prior to the Termination Date in accordance with the Company’s normal payroll cycle and (ii) at the time the Company pays annual bonuses, a prorated portion of Employee’s Annual Bonus for the fiscal year of termination; provided that, at the time such bonuses are determined with respect to such fiscal year, the Board (or Committee thereof) concludes that Employee would have been entitled to an Annual Bonus pursuant to Section 2.2 hereof had he remained employed by the Company until the date that such fiscal year’s bonus, if any, would be payable. Except as provided in this Section 3.7, from and after the Termination Date, Employee shall not be entitled to any other payments in connection with his employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of the termination of this Agreement, the Employment Period or the termination of Employee’s employment. Employee shall have a duty of mitigation and shall be subject to right of offset with respect to any compensation received by Employee on or after the termination of employment, unless Company determines otherwise in its sole discretion.

(b)	Benefits. Subject to Section 3.7(c) below, in the event that Employee’s employment is terminated pursuant to Section 3.2 or 3.4 and Employee (or his qualified dependents as applicable) timely elects to continue healthcare coverage through COBRA for himself and/or his spouse and qualified dependents, the Company shall throughout the Severance Period continue to timely pay, directly to the COBRA provider, that portion of the COBRA premium equal to the difference between the COBRA premium and Employee’s monthly contribution (if any) towards healthcare benefits that was in effect as of the Termination Date (the “Monthly Contribution”) (or, if such COBRA provider does not permit continuation of such benefits throughout such period, Company will reimburse Employee or his qualified dependents throughout the Severance Period the amount equal to the monthly premium paid by Employee or his qualified dependents to obtain substantially similar benefits coverage, less the Monthly Contribution, and up to a maximum amount of the equivalent cost of COBRA continuation coverage). The Company shall make such payments during the Severance Period so long as Employee or his qualified dependents continue to timely pay any Monthly Contribution to the provider of such benefits and are eligible to continue COBRA benefits (the “Severance Benefits”). For purposes hereof, “COBRA” means the 1986 Consolidated Omnibus Budget Reconciliation Act and any applicable state law.

(c)	Release. To be eligible to receive severance and Severance Benefits under this Section 3.7, Employee must execute and deliver (and not revoke, if a revocation period is required by law) a release of all claims against the Company and any of its parent, subsidiaries, affiliates, shareholders, members, partners, investors, officers, directors, agents and employees in a form reasonably acceptable to the Company and Employee, so long as Company (on behalf of itself and its parent, subsidiaries and affiliates) concurrently executes and delivers to Employee a release of all claims against Employee and his affiliates, successors and beneficiaries on the same terms and conditions. Notwithstanding the foregoing or anything else herein to the contrary, the Company’s release of Employee herein does not extend to any claim, known or unknown, suspected or unsuspected, against Employee (i) which arises out of facts which are finally adjudged by a court of competent jurisdiction to be a willful breach of fiduciary duty or the violation of any federal, state or local statute, law, ordinance or regulation, or (ii) which are based upon facts which give rise to a recovery by the Company against Employee under any applicable policy of insurance solely as a result of actions or omissions by Employee and as to which the insurer has a right to subrogation against Employee.

4. Trade Secrets, Confidentiality and Non-Solicitation.

4.1. Employee specifically agrees that Employee will not at any time, whether during or subsequent to the Employment Period, in any fashion, form or manner, except in furtherance of Employee’s duties at Company or with the specific written consent of Company or as required by law or to enforce the terms of this Agreement, either directly or indirectly use or divulge, disclose or communicate to any Person in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Company (the “Proprietary Information”), including (i) all information, formulae, compilations, software programs (including object codes and source codes), devices, methods, techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to Company or any subsidiary thereof, (ii) the names, buying habits or practices of any of its customers, (iii) Company’s marketing methods and related data, (iv) the names of any of its vendors or suppliers, (v) Company’s costs of materials, (vi) the prices it obtains or has obtained or at which its sells or has sold its products or services, (vii) lists or other written records used in Company’s business, (viii) compensation paid to employees and other terms of employment or (ix) any other confidential information of, about or concerning the business of Company, its manner of operation, or other confidential data of any kind, nature, or description. The parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 4.1 is an example. All Proprietary Information shall be and remain Company’s sole property. The parties agree that Proprietary Information will not include any information (1) that has been published in a form generally available to the public through no fault of Employee or (2) which Employee obtains from a third party not required by Company to hold such information in confidence.

4.2. Employee agrees to keep confidential and not to use or divulge except in furtherance of Employee’s duties at Company any Proprietary Information of any customer of Company to which Employee may obtain access during the Employment Period.

4.3. Employee acknowledges that by virtue of Employee’s position and employment hereunder, Employee will have advantageous familiarity with, and knowledge about, the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Employee agrees that during Employee’s employment and for a twelve (12) month period commencing from the Termination Date, Employee will not on behalf of himself, or any other person or entity, directly or indirectly, solicit, take away, hire, employ or endeavor to employ any person who is employed by Company with the title of Vice President or above; provided that this restriction will not apply with respect to any individuals who solely respond to general advertisements or solicitations made through trade-related or other media in which Employee had no part.

5. Inventions.

5.1. Employee agrees to disclose promptly to Company any and all concepts, designs, inventions, discoveries and improvements (collectively, “Inventions”) that Employee may conceive, discover or make from the beginning of Employee’s employment with Company until the termination thereof, whether such is made solely or jointly with others, whether or not patentable, and whether or not such conception or making involves the use of Company’s time, facilities, equipment or personnel.

5.2. Employee agrees to assign, and does hereby assign, to Company (or its nominee) Employee’s right, title and interest in and to any and all Inventions that Employee may conceive, discover or make, either solely or jointly with others, patentable or unpatentable, from the beginning of Employee’s employment with Company until the termination thereof.

5.3. Employee agrees to sign at the reasonable request of Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in Company (or its nominee). Employee further agrees to reasonably cooperate and reasonably assist Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon Inventions covered hereby. Company shall bear all costs and expenses involved in the prosecution of such patent applications it desires to have filed. Employee agrees to sign at the reasonable request of Company any and all instruments necessary to vest title in Company (or its nominee) to any specific patent application prepared by Company and covering Inventions which Employee has agreed to assign to Company (or its nominee) pursuant to Section 5.2 above.

5.4. The provisions of Sections 5.2 and 5.3 do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

6. Shop Rights.

Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether patentable or not, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Employee during regular working hours or with the use of the facilities, materials or personnel of Company.

7. Injunctive Relief.

Employee acknowledges that any violation of any provision of Sections 4 through 6 and 10 herein by Employee will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 4 through 6 and 10 by Employee, in addition to any other rights at law or in equity, Employee agrees that the Company will be entitled to injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Employee.

8. Blue Pencil.

It is the desire and intent of the parties that the provisions of Sections 4 through 7 hereof shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 4 through 7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular justification in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 4 through 7 if necessary to render it enforceable, in such manner as to preserve as much as possible the parties’ original intentions, as expressed therein, with respect to the scope thereof.

9. Copyright.

Employee agrees that any work prepared for Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in Company. In the event any such work is deemed not be a work made for hire for any reason, Employee hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to Company, and agrees to provide all assistance reasonably requested by Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at Company’s expense but without any additional compensation to Employee. Employee agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

10. Employee’s Duties on Termination.

In the event of termination of Employee’s employment, Employee agrees to deliver promptly to Company all tangible Proprietary Information which is or has been in Employee’s possession or under Employee’s control (or to certify as to the items no longer in Employee’s possession or control). Upon termination or for any reason whatsoever and at any earlier time the Company so requests, Employee will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Employee’s possession, under Employee’s control or to which Employee may have access (or certify as to the items no longer in Employee’s possession or control). Until the end of the second anniversary of the Termination Date, Employee and Company (on behalf of itself and its affiliates) acknowledge and agree that they will not publicly criticize the services, business, integrity, veracity or personal or professional reputation of each other in either a professional or personal manner, unless otherwise required by law.

11. Additional Covenants.

11.1. During the Employment Period, Employee agrees that Employee will not directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any Person producing designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, and/or services which directly or indirectly compete with the products and/or services of Company’s business, except as otherwise permitted in this Agreement. Notwithstanding anything else in Sections 11.1, 11.2, 11.3 and 11.4, Employee may directly or indirectly own securities of any entity or Person so long as Employee does not own 5% or more of the outstanding securities of such entity or Person.

11.2. During the Employment Period, Employee agrees that Employee will not, directly or indirectly, either for himself or for any other Person, divert or take away or attempt to divert or take away any of Company’s customers, including those upon whom Employee called or whom Employee solicited while engaged as an employee of Company, except as otherwise permitted in this Agreement.

11.3. During the Employment Period, Employee agrees that Employee will not undertake planning for, or organization of any business activity competitive with, the Company’s business or combine or conspire with other employees or representatives of Company’s business for the purpose of organizing any such competitive business activity, except as otherwise permitted in this Agreement.

11.4. Nothing contained in this Section 11 shall be deemed a waiver of Employee’s obligations under Section 4, and in the event of any conflict or inconsistency between the provisions hereof and Section 4, the provisions of Section 4 shall control. The covenants of this Section 11 shall be construed as separate covenants covering their subject matter in each of the separate counties, states, provinces or other political subdivisions in which Company transacts its business. To the extent that any covenant shall be unenforceable in any of said counties, states, provinces or other political subdivisions, said covenant shall not be affected with respect to each other county, state, province or other political subdivision, each covenant with respect to each county, state, province or other political subdivision being construed as severable and independent. To the extent any of the covenants of Section 11 are unenforceable, a court of competent jurisdiction or duly appointed arbitrator shall have the authority to modify such provision in order for it to be enforceable, such modification to preserve as much as possible the parties’ original intentions with respect to such provision.

12. Arbitration.

12.1. In consideration of the Company employing Employee or continuing to employ Employee and the mutual promises set forth herein, Employee and the Company agree, on behalf of themselves as well as their representatives, successors, and assigns, that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment with Company or termination thereof, shall first be attempted to be settled through good faith negotiation for a period of 7 days or longer as determined by Company and Employee in writing. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS for resolution in Orange County, California for a period of 10 days or longer as determined by Company and Employee in writing. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to final and binding arbitration in Orange County, California, before a single arbitrator, in accordance with the procedures required under California law.

12.2. To the extent not inconsistent with California law, the following will govern any arbitration hereunder:

(a) The JAMS Employment Arbitration Rules & Procedure subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness shall apply. The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court, consistent with applicable laws. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction.

(b) Except as provided in this Agreement or as required by law, each party shall pay its own expenses of arbitration and the expenses of the arbitrator (including compensation) shall be borne equally by the parties. However, the arbitrator will assess to the maximum extent as provided by law, as part of the arbitration award to the prevailing party, all or any part of the arbitration expenses (including reasonable attorney’s fees and expenses) of the other party and the arbitration fees against the non-prevailing party.

(c) This predispute resolution agreement covers all matters directly or indirectly related to Employee’s recruitment, employment, or termination of employment by the Company, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefits Protection Act of 1990 (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any and all claims under federal, state, and local laws against discrimination, but excluding Worker’s Compensation Claims.

12.3. In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the plaintiff in such action agrees not to request, and hereby waives such party’s right to a trial by jury.

12.4. EMPLOYEE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, THEY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, GIVE UP THAT RIGHT AND AGREE TO RESOLVE ANY AND ALL GRIEVANCES BY ARBITRATION.

13. Additional Terms.

13.1. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt, the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service with a confirmation of delivery; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to: (a) If to the Company: Vice President, Human Resources, The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610, facsimile number (949) 699-4722; or (b) If to Employee: Allan D. Haims, to Employee’s address as recorded in Company’s personnel records or such other address as Employee may provide to Company in writing, with a copy (not constituting notice) to O’Melveny & Myers LLP, 1999 Avenue of the Stars, Suite 700, Los Angeles, CA 90067, Attention: Steven L. Grossman, Esq.

13.2. All compensation payable to Employee hereunder shall be subject to such withholdings and taxation as may be required by applicable law.

13.3. The failure of either party at any time to require the other’s performance of any provision hereof shall not affect its rights thereafter to enforce the same; nor shall the waiver of any breach of any provision hereof be construed to be a waiver of any succeeding breach of any such provision, or to be a waiver of the provision itself.

13.4. This Agreement (together with the other documents referenced herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any prior agreements of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof. This Agreement may not be amended or modified except by an instrument in writing signed by Employee and by a duly authorized officer selected at such time by the Board.

13.5. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but both of which taken together shall constitute one and the same agreement.

13.6. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to that State’s choice of law rules.

13.7. This Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other party, except Company may assign or transfer this Agreement to any assignee of all or substantially all of its assets or to the surviving entity in any merger or other reorganization of Company. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, and permitted successors and assigns of either party hereto.

13.8. The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections contained in this Agreement refer to the Sections of this Agreement. All references to the words “include” or “including” mean “including without limitation.” There will be no presumption against any party (or its counsel) on the ground that such party (or its counsel) was responsible for preparing this Agreement or any part of it.

13.9. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.

13.10. The parties hereto acknowledge that they have read and understood each and every provision of this Agreement and consent to all of its terms and provisions contained herein, voluntarily and without any reservation whatsoever, and that the parties have had the opportunity to have the same explained to them by independent legal counsel.

13.11. Company will reimburse Employee for his reasonable legal fees and expenses in connection with the negotiation, preparation and execution of this Agreement in an amount not to exceed Five Thousand Dollars ($5,000) upon the Company’s receipt of adequate documentation supporting the amount of the fees.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth in this Agreement.

THE WET SEAL, INC.

By:	/s/ PETER D. WHITFORD
Its:	CHIEF EXECUTIVE OFFICER

/s/ ALLAN D. HAIMS
ALLAN D. HAIMS